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                                                                   Exhibit 10.18


                                FOURTH AMENDMENT

         This Fourth Amendment is entered and made as of this 17th day of October, 2002 (the "Amendment") as an amendment to the Service Agreement dated as of November 11, 1997, by and between US Airways, Inc. ("US Airways") and Mesa Airlines, Inc. as amended ("MesaJet" or "Mesa") (the "Agreement").

                                   WITNESSETH:

         WHEREAS, US Airways and Mesa have entered into the Agreement; and

         WHEREAS, US Airways and Mesa have entered into the First Amendment to the Agreement dated as of November, 24, 1999 (the "First Amendment"); and

         WHEREAS, US Airways and Mesa have entered into the Second Amendment to the Agreement dated as of October 6, 2000 (the "Second Amendment"); and

         WHEREAS, Mesa has entered into a Consent Agreement dated as of October 6, 2000; and

         WHEREAS, US Airways and Mesa have entered into the Third Amendment to the Agreement dated as of October 17, 2002 (the "Third Amendment"); and

         WHEREAS, US Airways and Mesa desire to amend certain provisions of the Agreement;

         NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, US Airways and Mesa hereby agree as follows:

The following is added as a new Section 5.15 of the Agreement.

         1. Within seven (7) business days of the execution of this Amendment, US Airways shall file with the United States Bankruptcy Court for the Eastern District of Virginia, or any other bankruptcy court (the "Court") having jurisdiction over the cases under Chapter 11, Title 11, of the United States Code (the "Bankruptcy Code" of US
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Airways (the "Case"), a motion to assume the Agreement, and all amendments thereto, under Section 365 of the Bankruptcy Code.

2. The effectiveness of this Amendment shall be conditioned on and subject to the entry of a final order (the "Order") by the Court, or any other bankruptcy court having jurisdiction over the cases under Chapter 11 Title 11 of the Bankruptcy Code filed by US Airways (a) authorizing and directing US Airways to assume the Agreement, as previously amended and modified by this Agreement, under Section 365 of the Bankruptcy Code, and (b) approving the terms of this Amendment and authorizing and directing US Airways to enter into and be bound by this Amendment. In the event the Order is not entered on or before December 13, 2002, this Amendment shall be null and void and of no force or effect. The Order shall provide that US Airways' obligations under the Agreement and this Amendment shall be post-petition, administrative obligations of US Airways under
Section 503 of the Bankruptcy Code, except for obligations that arise, or become due and payable, after the Breach Date (as defined below) as provided below. Notwithstanding the foregoing, in the event US Airways fails to confirm a Chapter 11 plan of reorganization in the Case under which US Airways continues to operate as an air carrier on substantially the same basis as the date hereof or the Case is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code and as a result thereof US Airways suspends or discontinues flight operations, US Airways may terminate the Agreement by providing 10 days prior written notice of Mesa of such termination. In such event, US Airways shall be deemed to have breached the Agreement as of the effective date of such termination (the "Breach Date") and Mesa shall be entitled to assert, subject to objection (x) an administrative claim for any obligations arising before the Breach Date and (y) a general unsecured pre-petition claim for damages resulting from such termination incurred, or for obligations that become due and payable, after the Breach Date. Furthermore, Mesa shall refund any amounts paid to it by US Airways on account of services to be provided for any time period after the Breach Date within three business days of receipt of written demand from US Airways to Mesa.

3. Mesa agrees that it shall waive any claim to, and, upon entry of the Order, release and hold US Airways harmless from, payments of: (a) * (the "*") which has been
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previously invoiced to US Airways as partial payment for services performed under the Agreement during the period October 1, 2001 through December 31, 2001;
(b) * (the "Reimbursable Expense Amount") representing certain claims presented by Mesa and approved by US Airways for reimbursable expenses; and (c) an amount of * related to expenses incurred during the period July 2000 to April 2002 (the "Settlement Amount"), provided that in the event the Agreement is terminated for any reason, other than by reason of Mesa's breach of its obligations under the Agreement, including without limitation a termination under Section 7.2, 7.3 or
7.4 of the Agreement or a termination in the event that US Airways fails to confirm a plan of reorganization in the Case, Mesa shall have an allowed claim against US Airways, which in the event a plan of reorganization has not been confirmed in the case as of such date, shall be treated as a general unsecured pre-petition claim against US Airways, in the full amount of the *, the Reimbursable Expense Amount, and the Settlement Amount. . In the event US Airways breaches this Agreement, and to the extent such breach gives rise to any pre-petition claims by Mesa against US Airways by operation of this Agreement, Mesa shall have a period of thirty (30) days from the date of such breach to file proofs of claim to assert such pre-petition claims against US Airways, whether or not such breach occurs subsequent to the November 4, 2002 bar date for filing proofs of claim.

         4. Subject to the provisions of Paragraph 2 above, to the extent Mesa is required to refund any compensation it has received under the *, Mesa shall have a general post-petition administrative claim against US Airways in an amount equal to the amount of such compensation that Mesa is required to refund.

         5. Upon execution of an agreement between Mesa and US Airways which contemplates * or more additional regional jets ("Fifth Amendment"), Mesa will defer payment in an amount not to exceed * million of the Pre Bill Invoice as referenced in the Third Amendment Section 5.8 from the first day of the billing month to the first day of the month following the billing month. Any amount above * million shall be paid in advance at the beginning of the month. This payment cycle will continue until US Airways emerges from Chapter 11. Commencing with the billing month following the emergence of US Airways from Chapter 11, Section * of the Agreement shall be hereby
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amended such that the Pre Bill Invoice for all Mesa flying for the Service will be paid on the * of each billing month with each payment representing * of the Pre Bill Invoice.

6. AUDIT: US Airways and Mesa hereby agree that US Airways will, at its own cost and expense and within three months of executing this Amendment, retain an independent third party auditor to implement a system audit of Mesa's invoices to US Airways under the Agreement for the period July 2000 to April 2002 (the "Audit"), in accordance with the terms of the Third Amendment. Mesa shall promptly provide all information necessary to the independent third party auditor and the auditor shall complete the Audit in a timely manner. The independent third-party auditor shall verify the calculations, statistical data inputs and assumptions used in determining the amounts paid by US Airways to Mesa during the period of the Audit and to determine, without taking into consideration the above "Settlement Amount" payment *, if any amounts are owed by one party to the other for such period. In the event that the net of any such amounts would result in a payment from one party to the other (the "Audit Amount"), US Airways and Mesa agree that the Audit Amount shall be the lesser of: (x) such payment or (y) *.

         7. Subject to the terms and conditions hereof, Mesa and US Airways hereby consider all financial matters for billing months prior to March 1, 2002 related to the Agreement as settled and final, and for the billing periods commencing March 1, 2002 through October, 2002 as settled and final other than for adjustments in the normal course of business relating to Reimbursable Expenses and Statistical True-up.

         8. Mesa agrees that it will use its commercially reasonable efforts to facilitate the handling of code-share passengers and the processing of alliance partner frequent flyer miles pursuant to domestic and international code-share alliance relationships entered into by US Airways.

Except as reflected above, the Agreement remains unchanged in all other respects. Upon its execution, this Fourth Amendment, together with the Agreement, will be the complete and binding understanding of the Parties with respect to the terms and conditions of the Agreement, as amended by the terms set forth herein.
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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the day and year first above written.


MESA AIRLINES, INC.                            US AIRWAYS, INC.






 /S/ Michael Lotz                                /S/ N. Bruce Ashby
By:  Michael Lotz                              By:  N. Bruce Ashby
Title:  President                              Title:  Sr. Vice President
                                                       Corporate Development